Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2022 Financial Results

EWING, N.J. – November 3, 2022 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2022.

“We are pleased to report solid third quarter results, which includes record quarterly revenues. As we look ahead, we believe that the long-term growth path of the OLED industry remains strong. We are continuing to execute on our strategic initiatives and are investing in our R&D programs, our people and our global infrastructure,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “While macroeconomic factors will likely weigh on near-term demand, we see a bright future for the OLED industry and for us in the years ahead with continued OLED market proliferation, investments in new OLED capacity and a broadening company portfolio of innovative technologies and state-of-the-art OLED materials.”

Millard continued, “I am excited to have joined Universal Display Corporation, an extraordinary pioneer in the OLED industry for more than 25 years. With our brilliant team, cutting-edge initiatives, lean operating model and strong balance sheet, the Company is well poised for continued advancement in the growing OLED market. I look forward to working with the entire UDC team to continue to build upon our strong culture of inventiveness, integrity, inclusion and imagination and deliver on the Company’s mission of being a critical enabler in the OLED ecosystem.”

Financial Highlights for the Third Quarter of 2022

•
Total revenue in the third quarter of 2022 was $160.6 million as compared to $143.6 million in the third quarter of 2021. As with the prior quarter, the near-term weakness in the overall global market economy is expected to have an impact on forecasted demand for OLED products utilizing our emitter material over the remaining life of certain customers’ contracts compared to prior estimates, resulting in recording a positive cumulative catch-up adjustment to total revenue of $6.6 million arising from changes in estimates of transaction price.
•
Revenue from material sales was $84.2 million in the third quarter of 2022 as compared to $75.6 million in the third quarter of 2021. This increase was primarily the result of higher unit material volume.
•
Revenue from royalty and license fees was $71.5 million in the third quarter of 2022 as compared to $63.9 million in the third quarter of 2021. This increase was primarily the result of higher unit material volume and customer mix.
•
Cost of material sales was $34.1 million in the third quarter of 2022 as compared to $28.9 million in the third quarter of 2021. Cost of material sales was impacted by underutilization of the new production facility in Shannon, Ireland. We recently commenced bringing this additional capacity online in preparation for anticipated growth in the years ahead.

•
Total gross margin was 77% in the third quarter of 2022 as compared to 78% in the third quarter of 2021. The decrease was in part due to costs associated with the Shannon facility in 2022, which contributed to a 2% decrease in total gross margin between the periods.
•
Operating income was $68.5 million in the third quarter of 2022 as compared to $57.7 million in the third quarter of 2021.
•
Net income was $53.5 million or $1.12 per diluted share in the third quarter of 2022 as compared to $46.1 million or $0.97 per diluted share in the third quarter of 2021.

Revenue Comparison

($ in thousands)	Three Months Ended September 30,
	2022	2021
Material sales	$84,182	$75,609
Royalty and license fees	71,450	63,939
Contract research services	4,924	4,070
Total revenue	$160,556	$143,618

Cost of Materials Comparison

($ in thousands)	Three Months Ended September 30,
	2022	2021
Material sales	$84,182	$75,609
Cost of material sales	34,057	28,883
Gross margin on material sales	50,125	46,726
Gross margin as a % of material sales	60%	62%

Financial Highlights for the First Nine Months of 2022

•
Total revenue in the first nine months of 2022 was $447.6 million as compared to $407.3 million in the first nine months of 2021. As with the prior quarter, the near-term weakness in the overall global market economy is expected to have an impact on forecasted demand for OLED products utilizing our emitter material over the remaining life of several customers’ contracts compared to prior estimates, resulting in recording a positive cumulative catch-up adjustment to total revenue of $17.3 million arising from changes in estimates of transaction price.

•
Revenue from material sales was $242.7 million in the first nine months of 2022 as compared to $232.9 million in the first nine months of 2021. This increase was primarily the result of higher unit material volume.
•
Revenue from royalty and license fees was $191.5 million in the first nine months of 2022 as compared to $163.0 million in the first nine months of 2021. This increase was primarily the result of higher unit material volume and customer mix.
•
Cost of material sales was $89.0 million in the first nine months of 2022 as compared to $75.2 million in the first nine months of 2021.
•
Total gross margin was 78% in the first nine months of 2022 as compared to 80% in the first nine months of 2021. Shannon facility costs in 2022 contributed to a 1% decrease in total gross margin between periods.
•
Operating income was $184.0 million in the first nine months of 2022 as compared to $171.2 million in the first nine months of 2021.
•
Net income was $144.9 million or $3.04 per diluted share in the first nine months of 2022 as compared to $138.3 million or $2.90 per diluted share in the first nine months of 2021.

Revenue Comparison

($ in thousands)	Nine Months Ended September 30,
	2022	2021
Material sales	$242,742	$232,855
Royalty and license fees	191,530	163,037
Contract research services	13,315	11,386
Total revenue	$447,587	$407,278

Cost of Materials Comparison

($ in thousands)	Nine Months Ended September 30,
	2022	2021
Material sales	$242,742	$232,855
Cost of material sales	88,999	75,198
Gross margin on material sales	153,743	157,657
Gross margin as a % of material sales	63%	68%

2022 Affirmed Guidance

The Company affirms its previous revenue guidance and believes that 2022 revenue will be approximately $600 million, plus or minus $10 million. The OLED industry remains at a stage where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a fourth quarter cash dividend of $0.30 per share on the Company’s common stock. The dividend is payable on December 30, 2022 to all shareholders of record on December 16, 2022.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, November 3, 2022 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$187,750	$311,993
Short-term investments	501,051	351,194
Accounts receivable	78,193	107,639
Inventory	180,194	134,160
Other current assets	30,005	20,948
Total current assets	977,193	925,934
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $110,334 and $92,461	137,713	128,832
ACQUIRED TECHNOLOGY, net of accumulated amortization of $187,132 and $173,635	40,921	49,668
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $8,631 and $7,565	8,657	9,711
GOODWILL	15,535	15,535
INVESTMENTS	173,871	168,076
DEFERRED INCOME TAXES	43,005	33,453
OTHER ASSETS	133,428	135,710
TOTAL ASSETS	$1,530,323	$1,466,919
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,357	$14,955
Accrued expenses	49,975	45,474
Deferred revenue	67,254	120,864
Other current liabilities	7,613	6,645
Total current liabilities	138,199	187,938
DEFERRED REVENUE	26,761	36,217
RETIREMENT PLAN BENEFIT LIABILITY	67,305	66,773
OTHER LIABILITIES	86,233	76,077
Total liabilities	318,498	367,005
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 49,128,525 and 49,065,924 shares issued, and 47,762,877 and 47,700,276 shares outstanding, at September 30, 2022 and December 31, 2021, respectively	491	491
Additional paid-in capital	674,773	658,728
Retained earnings	602,399	500,212
Accumulated other comprehensive loss	(24,556)	(18,235)
Treasury stock, at cost (1,365,648 shares at September 30, 2022 and December 31, 2021)	(41,284)	(41,284)
Total shareholders’ equity	1,211,825	1,099,914
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,530,323	$1,466,919

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE:
Material sales	$84,182	$75,609	$242,742	$232,855
Royalty and license fees	71,450	63,939	191,530	163,037
Contract research services	4,924	4,070	13,315	11,386
Total revenue	160,556	143,618	447,587	407,278
COST OF SALES	37,396	31,481	97,798	82,748
Gross margin	123,160	112,137	349,789	324,530
OPERATING EXPENSES:
Research and development	30,414	25,327	85,156	72,733
Selling, general and administrative	18,442	20,960	59,373	57,603
Amortization of acquired technology and other intangible assets	3,562	5,505	14,562	16,490
Patent costs	2,018	2,359	6,075	6,003
Royalty and license expense	261	258	596	519
Total operating expenses	54,697	54,409	165,762	153,348
OPERATING INCOME	68,463	57,728	184,027	171,182
Interest income, net	2,432	137	4,306	345
Other (loss) income, net	(804)	(102)	(749)	178
Interest and other income, net	1,628	35	3,557	523
INCOME BEFORE INCOME TAXES	70,091	57,763	187,584	171,705
INCOME TAX EXPENSE	(16,636)	(11,654)	(42,657)	(33,368)
NET INCOME	$53,455	$46,109	$144,927	$138,337
NET INCOME PER COMMON SHARE:
BASIC	$1.12	$0.97	$3.04	$2.91
DILUTED	$1.12	$0.97	$3.04	$2.90
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,396,495	47,291,192	47,386,426	47,286,927
DILUTED	47,466,934	47,362,575	47,455,893	47,355,583
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.30	$0.20	$0.90	$0.60

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$144,927	$138,337
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables, net	(201,529)	(165,723)
Depreciation	17,982	14,471
Amortization of intangibles	14,562	16,490
Change in excess inventory reserve	2,368	2,058
Amortization of premium and discount on investments, net	(3,469)	(229)
Stock-based compensation to employees	22,528	22,846
Stock-based compensation to Board of Directors and Scientific Advisory Board	1,121	1,052
Deferred income tax (benefit) expense	(7,876)	4,226
Retirement plan expense	3,998	6,676
Decrease (increase) in assets:
Accounts receivable	29,446	(13,974)
Inventory	(48,402)	(31,952)
Other current assets	(3,555)	(13,626)
Other assets	2,282	(33,540)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	7,217	(3,311)
Other current liabilities	(543)	(1,429)
Deferred revenue	132,961	160,021
Other liabilities	10,156	31,933
Net cash provided by operating activities	124,174	134,326
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(31,119)	(29,496)
Purchases of intangibles	(4,761)	(394)
Purchases of investments	(464,766)	(272,340)
Proceeds from sale and maturity of investments	302,872	115,240
Net cash used in investing activities	(197,774)	(186,990)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,247	1,136
Payment of withholding taxes related to stock-based compensation to employees	(9,150)	(14,880)
Cash dividends paid	(42,740)	(28,447)
Net cash used in financing activities	(50,643)	(42,191)
DECREASE IN CASH AND CASH EQUIVALENTS	(124,243)	(94,855)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	311,993	630,012
CASH AND CASH EQUIVALENTS, END OF PERIOD	$187,750	$535,157
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$(9,711)	$(39)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	4,256	(1,849)